SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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MTS SYSTEMS CORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

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MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax: 952-937-4515 Info@mts.com www.mts.com

December 29, 2005

Dear MTS Shareowner:

        On behalf of the Board of Directors, you are invited to attend the Company’s Annual Meeting of Shareowners. The meeting will be held on Tuesday, January 31, 2006 at 5:00 p.m. at the Company’s headquarters in Eden Prairie, Minnesota.

        We would like all our shareowners to be represented at the Annual Meeting, in person or by proxy. Last year, 88% of the shares were voted and we thank our shareowners for that response. Please help us by taking a few minutes to complete, sign, date and return the enclosed proxy card so it is received prior to the meeting on January 31, 2006; or follow the instructions on the proxy card for voting via telephone or Internet. Please vote your proxy even if you plan to attend the Annual Meeting. Shareowners who attend the Annual Meeting may revoke their proxies and vote in person if they desire.

Very truly yours,

Sidney W. Emery, Jr.
Chairman and Chief Executive Officer

MTS SYSTEMS CORPORATION
NOTICE OF ANNUAL MEETING OF SHAREOWNERS
TO BE HELD JANUARY 31, 2006

        The Annual Meeting of Shareowners of MTS Systems Corporation (the “Company”) will be held on Tuesday, January 31, 2006 at the Company’s headquarters located at 14000 Technology Drive, Eden Prairie, Minnesota 55344. The meeting will convene at 5:00 p.m., Central Standard Time, for the following purposes:

1.	To elect seven directors to hold office until the next Annual Meeting of Shareowners or until their successors are duly elected;
2.	To adopt and approve the MTS Systems Corporation 2006 Stock Incentive Plan; and
3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

        The Board of Directors has set the close of business on December 2, 2005 as the record date for the determination of shareowners entitled to notice of, and to vote at, the meeting and at any adjournments or postponements thereof.

For the Board of Directors,

John R. Houston
Secretary

MTS Systems Corporation
14000 Technology Drive
Eden Prairie, Minnesota 55344

December 29, 2005

All shareowners are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the meeting, please complete, sign and date the enclosed proxy card and return it as promptly as possible in the postage-paid envelope provided. For alternative voting methods, please refer to the information under the captions “Vote by Phone” and “Vote by Internet” on the proxy card. The proxy is solicited by the Board of Directors and may be revoked or withdrawn by you at any time before it is exercised.

MTS SYSTEMS CORPORATION

PROXY STATEMENT

GENERAL

        This Proxy Statement is furnished to the shareowners of MTS Systems Corporation (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareowners to be held on Tuesday, January 31, 2006 (the “Annual Meeting”) at 5:00 p.m., Central Standard Time, at the Company’s headquarters located at 14000 Technology Drive, Eden Prairie, Minnesota 55344, or any adjournments or postponements thereof.

        The Company will bear the entire cost of the solicitation of proxies, including the preparation, assembly, printing and mailing of this Proxy Statement and any additional information furnished to shareowners. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone, facsimile or in person, but will receive no extra compensation for these services. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in shares registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses. The Company’s principal office is located at 14000 Technology Drive, Eden Prairie, Minnesota 55344 and its telephone number is (952) 937-4000.

        The Company intends to mail this Proxy Statement and the accompanying proxy card on or about December 29, 2005 to all holders of the Common Stock of the Company as of the record date of December 2, 2005 who are entitled to vote at the Annual Meeting.

        Shareowners can vote their shares through the Internet or by toll-free telephone call as an alternative to completing the enclosed proxy card and mailing it to MTS Systems Corporation, c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873. The procedures for Internet and telephone voting are described on the proxy card. The Internet and telephone voting procedures are designed to verify shareowners’ identities, allow them to give voting instructions and confirm that their instructions have been recorded properly. Shareowners who vote through the Internet should be aware that they may incur costs to access the Internet and that these costs must be borne by the shareowner. Shareowners who vote by Internet or telephone need not return a proxy card by mail. Shareowners wishing to vote through the Internet or by telephone should note that they must do so before noon (Central Standard Time) on Monday, January 30, 2006. After that time, Internet and telephone voting will not be permitted, and a shareowner wishing to vote or revoke an earlier proxy after such time must submit a signed proxy card or vote in person.

        Shares represented by proxies properly signed, dated and returned, or submitted through the Internet or by telephone, will be voted at the Annual Meeting in accordance with the instructions set forth therein. If a proxy is properly signed, or submitted through the Internet or by telephone, but contains no instructions, the shares represented thereby will be voted FOR the director nominees, approval of the 2006 Stock Incentive Plan and, at the discretion of the proxy holders as to any other matters which may properly come before the Annual Meeting. Whether shareowners submit their proxies by mail, through the Internet or by telephone, any proxy may be revoked by request in person at the Annual Meeting, by sending a written notice of revocation to the Secretary, or by submitting another proxy with a later date (either by mail, Internet or telephone).

        Each item of business presented at this Annual Meeting of Shareowners must be approved by the affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on that item of business. Votes cast by proxy or in person at the Annual Meeting will be tabulated to determine whether or not a quorum is present. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum and in tabulating votes cast on proposals presented to shareowners for a vote, but as not voted for purposes of determining the approval of the matter on which the shareowner abstains. Consequently, an abstention (or “withhold authority” as to directors) will have the same effect as a negative vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter and, therefore, will have no effect on the outcome of the vote.

OUTSTANDING SECURITIES AND VOTING RIGHTS

        The Company has outstanding only one class of stock, $.25 par value common stock (the “Common Stock”), of which 19,437,725 shares were issued and outstanding on December 2, 2005. Each share is entitled to one vote on all matters presented to shareowners.

        Shareowners have cumulative voting rights in the election of directors. If any shareowner gives proper written notice to any officer of the Company before the Annual Meeting, or to the presiding officer at the Annual Meeting, that shareowner may cumulate votes for the election of directors by multiplying the number of votes to which the shareowner is entitled by the number of directors to be elected and casting all such votes for one nominee or distributing them among any two or more nominees.

        Only shareowners of record at the close of business on December 2, 2005 will be entitled to vote at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business.

SECURITY OWNERSHIP OF PRINCIPAL SHAREOWNERS AND MANAGEMENT

        The following table sets forth, as of the close of business on December 2, 2005, the number and percentage of outstanding shares of Common Stock of the Company beneficially owned (i) by each person who is known to the Company to beneficially own more than five percent of the Common Stock of the Company, (ii) by each director of the Company, (iii) by each executive officer named in the Summary Compensation Table below, and (iv) by all directors and executive officers of the Company as a group:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class

Mairs and Power, Inc. 332 Minnesota Street, Suite W-1520 Saint Paul, MN 55101	1,736,903	(1)	8.9%
Barclays Global Investors, NA	1,461,134	(2)	7.5%
Barclays Global Fund Advisors 45 Fremont Street San Francisco, CA 94105
Sidney W. Emery, Jr.	290,717	(3)(4)	1.5%
Dugald K. Campbell	3,500	(3)	[*]
Jean-Lou Chameau	6,500		[*]
Merlin E. Dewing	13,500	(3)	[*]
Brendan C. Hegarty	7,500		[*]
Barb J. Samardzich	13,800	(3)	[*]
Linda Hall Whitman	27,850	(3)	[*]
Laura B. Hamilton	51,622	(3)	[*]
Joachim Hellwig	18,534	(3)	[*]

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class

Susan E. Knight	64,700	(3)(5)	[*]
Kathleen M. Staby	40,158	(3)(6)	[*]
All directors and executive officers as a group (12 persons)	550,348	(3)	2.8%

*	Less than 1%.
(1)	According to the Schedule 13F filed on November 14, 2005 with the SEC, Mairs and Power, Inc. has reported that as of September 30, 2005, it has sole voting power and sole investment power over 1,736,903 shares.
(2)	According to the Schedule 13F filed on November 14, 2005 with the Securities and Exchange Commission (the “SEC”), Barclays Global Investors, NA has reported that as of September 30, 2005, it has sole voting power over 978,494 shares, no voting power over 58,546 shares and sole investment power over 1,037,040 shares. Barclays Global Fund Advisors has reported that as of September 30, 2005, it has sole voting power and sole investment power over 424,094 shares.
(3)	Includes the following number of shares which could be purchased under stock options exercisable within 60 days of December 2, 2005: Mr. Emery, 113,086 shares; Mr. Campbell, 1,000 shares; Mr. Dewing, 8,000 shares; Ms. Samardzich, 10,000 shares; Ms. Whitman, 20,000 shares; Ms. Hamilton, 38,822 shares; Mr. Hellwig, 11,801 shares; Ms. Knight, 48,000 shares; Ms. Staby, 31,667 shares; and by all directors and executive officers as a group, 301,018 shares.
(4)	Includes 135,176 shares owned by the Sidney W. Emery, Jr. and Vicki Lee Emery Revocable Trust, of which Mr. and Mrs. Emery are co-trustees. Voting and investment power over those shares are shared accordingly.
(5)	Includes 10,000 shares owned jointly with spouse. Voting and investment power over those shares are shared accordingly.
(6)	Includes 667 shares of restricted stock, which vest on May 21, 2006. Ms. Staby has sole voting power but no investment power over these shares.

ELECTION OF DIRECTORS
(Proposal #1)

        Seven directors will be elected at the Annual Meeting. Upon the recommendation of the Governance and Nominating Committee, the Board of Directors has nominated for election the seven persons named below and each has consented to being named a nominee. Each nominee listed below is currently a director of the Company, except Ms. Lois M. Martin, and will, if elected, serve until the next Annual Meeting of Shareowners or until a successor is elected. If any nominee is unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board of Directors may propose. It is intended that proxies will be voted for such nominees. The proxies cannot be voted for a greater number of persons than seven. Mr. Dugald K. Campbell will not stand for re-election this year. Ms. Linda Hall Whitman has served as a member of the Board of Directors since 1995. Because of her continued and valuable contributions to the Board of Directors, the Board of Directors has waived its tenure limit policy to allow Ms. Whitman to serve another term if elected by the Company’s shareowners at the Annual Meeting of Shareowners. Ms. Martin is being nominated for the first time this year.

        The names of the nominees, their principal occupations for at least the past five years and other information are set forth below:

Jean-Lou Chameau — Age 52 Director since 1998	Provost and Vice President at the Georgia Institute of Technology since June 2001; Dean of the College of Engineering and Georgia Research Alliance Eminent Scholar at the Georgia Institute of Technology from 1997 to June 2001; Vice Provost for Research and Dean of Graduate Studies at the Georgia Institute of Technology from 1995 to 1997; President of Golder Associates, Inc. (engineering and environmental consulting company) from 1994 to 1995; Director of the School of Civil and Environmental Engineering at the Georgia Institute of Technology from 1991 to 1994; Professor of Geotechnical Engineering Program at Purdue University from 1980 to 1991; a director of a number of non-profit and private organizations.

Merlin E. Dewing — Age 71 Director since 2002	Chairman and founder of Dewing Financial Services, Inc. (financial services company) since January 1998; Chairman of KPMG BayMark (management services company) from 1995 to 1998; various executive positions with KPMG LLP (independent certified public accounting firm) from 1961 to 1995, including Vice-Chairman – Audit; former President of the Minnesota Society of CPAs and former Chairman of the Greater Minneapolis Chamber of Commerce; Chairman of Banner Health Systems.

Sidney W. Emery, Jr. — Age 59 Director since 1998	Chairman of the Board of Directors of the Company since January 1999; Chief Executive Officer and President of the Company since March 1998; management and executive positions with Honeywell, Inc. (manufacturer of control systems) from 1985 to 1997 (Area Vice President, Western and Southern Europe from 1994 to 1997; Group Vice President, Military Avionics Systems from 1989 to 1994; Vice President and General Manager, Space Systems Division from 1988 to 1989; Vice President, Operations, Process Controls Division from 1985 to 1988); a director of Urologix (developer and manufacturer of minimally invasive medical products for the treatment of urological disorders) since October 2005, the Minnesota Business Partnership and the University of St. Thomas School of Engineering.

Brendan C. Hegarty — Age 63 Director since 1998	Consultant since January 2003; Chief Executive Officer of Nano Magnetics (start-up nanotechnology company located in the United Kingdom) from 2001 to 2003; Executive Vice President and Chief Operating Officer of Seagate Technology (manufacturer of computer disk drives) from 1993 to 1998; Senior Vice President and Chief Technical Officer of Seagate Technology from 1989 to 1993; Vice President of Thin Film Head Operations for Control Data Corporation (computer hardware and software company) from 1988 to 1989; management and executive positions with IBM (computer hardware and software company) from 1967 to 1987.

Lois M. Martin — Age 43	Senior Vice President and Chief Financial Officer of Capella Education Company (privately held parent company of Capella University, an accredited on-line university) from November 2004; Executive Vice President and Chief Financial Officer of World Data Products, Inc. (worldwide provider of server, storage, network and telecom solutions) from 2002 to 2004; various executive positions, including Senior Vice President and Chief Financial Officer, for Deluxe Corporation (provider of paper-based and electronic payment systems to financial institutions and retailers) from 1993 to 2001; International Controller for Carlson Companies (worldwide provider of hospitality, travel and marketing services) from 1990 to 1993; Director of ADC Telecommunications Inc.

Barb J. Samardzich — Age 47 Director since 2001	Vice President of Ford Motor Company (automobile manufacturer) and Vice President, Powertrain Operations since November 2005; Executive Director – Small FWD and RWD Vehicles of Ford Motor Company from 2002 to 2005; Chief Engineer for the Automatic Transmission Engineering Operations of Ford from 2000 to 2002; Quality Director for the Small and Medium Vehicle Center of the European operations of Ford from 1999 to 2000; Chief Program Engineer for F650/F750 Ford trucks from 1998 to 1999; previously held various positions in the Powertrain division of Ford from 1990 to 1998. Prior to joining Ford, Ms. Samardzich held various engineering, sales and marketing positions in the Commercial Nuclear Fuel Division of Westinghouse Electric Corporation from 1981 to 1990.

Linda Hall Whitman — Age 57 Director since 1995	Consultant since December 2005, Chief Operating Officer from June 2005 to December 2005 and Chief Executive Officer from 2002 to June 2005 of MinuteClinic, Inc. (health care services company); President of Ceridian Performance Partners, Ceridian Corporation (information services company) from 1996 to 2001; Vice President, Business Integration, Ceridian Corporation from 1995 to 1996; Vice President, Consumer Business Group, Honeywell, Inc. (manufacturer of control systems) from 1993 to 1995; various management and executive positions, Honeywell, Inc. from 1980 to 1995; Director and Chair of the Compensation Committee of Health Fitness Corporation; Director of August Technology, Inc.; Chair of the 9th District Federal Reserve Bank Board of Directors; Director for the local chapter of the National Association of Corporate Directors.

Required Vote

        The affirmative vote of the holders of a majority of the shares of Common Stock of the Company represented at the Annual Meeting in person or by proxy is required for the election of the above nominees.

        THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREOWNERS VOTE “FOR” EACH NOMINEE LISTED.

Other Information Regarding the Board

        Meetings.    The Board of Directors met seven times during fiscal 2005, which ended October 1, 2005. The Board also took action in writing in lieu of a meeting one time during fiscal 2005. None of the directors attended fewer than 75% of the aggregate number of Board meetings and Committee meetings on which he or she served during fiscal 2005. The Governance and Nominating Committee of the Board of Directors has determined that each member of the Board other than Mr. Emery is independent, as defined by the applicable rules of the National Association of Security Dealers for companies listed on the Nasdaq Stock Market. Mr. Dewing, one of the Company’s independent directors, serves as the Company’s Lead Director. It is the Company’s policy that all directors should attend the Annual Meeting of Shareowners. All members attended last year’s Annual Meeting of Shareowners.

         Board Committees.    The Audit Committee of the Board of Directors is composed of Mr. Dewing (Chair), Mr. Chameau and Ms. Whitman. The Audit Committee met eight times during fiscal 2005. Among other duties, the Audit Committee (i) selects the Company’s independent registered public accountants; (ii) reviews and evaluates significant matters relating to the audit and internal controls of the Company; (iii) reviews and approves management’s processes to ensure compliance with laws and regulations; (iv) reviews the scope and results of the audits by, and the recommendations of, the Company’s independent registered public accountants; and (v) pre-approves, in accordance with the Company’s Pre-Approval Policy, all audit and permissible non-audit services provided by the independent registered public accountants. The Audit Committee also reviews the audited consolidated financial statements of the Company and meets prior to public release of quarterly and annual financial information. The Chair of the Audit Committee or the full Audit Committee meets with Company management prior to filing of the Company’s quarterly and annual reports containing financial statements with the SEC.

        A report of the Audit Committee is contained in this Proxy Statement. All members of the Company’s Audit Committee satisfy the National Association of Security Dealers listing standards for Audit Committee membership. The Board of Directors has determined that Mr. Dewing is an “audit committee financial expert” under the Sarbanes-Oxley Act of 2002. The Audit Committee Charter is available to shareowners on the Company’s web site located at www.mts.com.

        The Human Resources Committee of the Board of Directors, which is composed of Mr. Hegarty (Chair), Mr. Campbell and Ms. Samardzich, met six times during fiscal 2005 and took action in writing in lieu of meeting one time. The Human Resources Committee (i) reviews and makes recommendations to the Board of Directors regarding the employment practices and policies of the Company; (ii) annually reviews and approves the compensation paid to the Chief Executive Officer and other executive officers (subject to ratification by the independent directors of the Board); (iii) evaluates the performance of the Chief Executive Officer; (iv) administers and reviews the retirement plans of the Company and approves any amendments related to such plans; (v) administers and grants awards under the Company’s stock option and annual incentive plans; and (vi) reviews management and leadership development and succession plans for management (subject to review by the independent directors of the Board for the Chief Executive Officer position).

        A report of the Human Resources Committee is contained in this Proxy Statement. The Committee’s membership is determined by the Board of Directors and all members are independent directors as defined by the rules of the National Association of Security Dealers for companies listed on the Nasdaq Stock Market. The Human Resources Committee Charter is available to shareowners on the Company’s web site located at www.mts.com.

        The Governance and Nominating Committee of the Board of Directors, which is composed of Ms. Whitman (Chair), Mr. Dewing, Mr. Campbell and Ms. Samardzich, met four times during fiscal year 2005. All members of the Governance and Nominating Committee are independent directors as defined by the rules of the National Association of Securities Dealers for companies listed on the Nasdaq Stock Market. The responsibilities of the Governance and Nominating Committee include (i) Board governance practices; (ii) Board evaluation; (iii) Board compensation; and (iv) identifying, screening and recommending director nominees for selection by the Board. The Governance and Nominating Committee Charter is available to shareowners on the Company’s web site located at www.mts.com.

        In identifying prospective director candidates, the Governance and Nominating Committee considers its personal contacts, recommendations from shareowners and recommendations from business and professional sources, including executive search firms. During fiscal year 2005, Russell Reynolds Associates, Inc., an executive search firm, was on retainer with the Company to identify director candidates. The Governance and Nominating Committee’s policy is to consider qualified candidates for positions on the Board who are recommended in writing by shareowners. Shareowners wishing to recommend candidates for Board membership rather than directly nominating an individual should submit the recommendations in writing to the Secretary of the Company at least 90 days prior to a date corresponding to the previous year’s Annual Meeting, with the submitting shareowner’s name, address, and pertinent information about the proposed nominee similar to that set forth for nominees named herein. When evaluating the qualifications of potential new directors, or the continued service of existing directors, the Governance and Nominating Committee will consider a variety of criteria, including the individual’s integrity, experience dealing with complex problems, specialized skills or expertise, diversity of background, independence, financial expertise, freedom from conflicts of interest, ability to understand the role of a director and ability to fully perform the duties of a director. While candidates recommended by shareowners will generally be considered in the same manner as any other candidate, special consideration will be given to existing directors desiring to stand for re-election given their history of service and their knowledge of the Company, as well as the Board’s knowledge of their level of contribution, resulting from such service. A shareowner intending to nominate an individual as a director at an Annual Meeting, rather than recommend the individual to the Governance and Nominating Committee for consideration as a nominee, must comply with the advance notice requirements set forth in the Company’s Bylaws, which are described under “Shareowner Proposals” below. Shareowners wishing to recommend for nomination or nominate a director should contact the Company’s Secretary for a copy of the relevant procedure and a full delineation of the criteria considered by the Governance and Nominating Committee when evaluating potential new directors or the continued service of existing directors.

        Communications with the Board of Directors.    The Company’s Board of Directors provides a process for shareowners to communicate with the Board of Directors. The manner in which shareowners can send communications to the Board is set forth on the Company’s web site located at www.mts.com.

        Code of Business Conduct.    In August 2003, the Company adopted by resolution of the Board of Directors a code of ethics, known as the “MTS Code of Business Conduct,” which applies to all directors, officers, other employees and contractors of the Company. The Company believes that the Code not only documents its historic good business practices but also sets forth guidelines for ensuring that all Company personnel act with the highest standards of integrity. The MTS Code of Business Conduct, as well as any waivers from and amendments to the Code, are posted on the Company’s web site at www.mts.com.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

        The following Summary Compensation Table shows, for the fiscal years ended October 1, 2005, October 2, 2004, and September 27, 2003, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to Sidney W. Emery, Jr., the Company’s Chairman, Chief Executive Officer and President, and each of the other most highly compensated executive officers of the Company, as determined in accordance with the SEC rules (together with Mr. Emery, the “Named Executives”):

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation Awards

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Restricted Stock Awards($)		Securities Underlying Options (#)	All Other Compensation ($)(2)

Sidney W. Emery, Jr. Chairman, Chief Executive Officer and President	2005	444,797	443,720			56,100	15,665
	2004	409,550	661,427			56,800	14,983
	2003	390,298	427,546			64,000	14,607
Susan E. Knight Chief Financial Officer and Vice President	2005	263,116	154,686			23,500	15,813
	2004	250,181	245,448			24,000	15,390
	2003	237,522	160,438	105,000	(3)	24,000	11,404
Laura B. Hamilton Senior Vice President	2005	220,421	165,485			23,500	15,813
	2004	208,597	233,022			24,000	14,234
	2003	185,568	48,652			22,000	14,156
Joachim Hellwig(4) Vice President	2005	224,822	115,814			11,800	29,150
	2004	205,060	114,141			11,800	26,582
	2003	174,085	108,284			9,000	19,313
Kathleen M. Staby Vice President	2005	175,048	64,633			8,300	15,813
	2004	167,795	97,992			8,300	15,329
	2003	161,346	65,291	27,600	(5)	11,300	13,594

(1)	Except as otherwise noted, represents earnings under the Executive Variable Compensation (EVC) Plan or Management Variable Compensation (MVC) Plan. The amounts listed were earned in the fiscal year shown and were paid or will be paid in the following year, unless deferred by the Named Executive. For Mr. Hellwig, 2003 includes a bonus payment in the amount of $30,315 in recognition of the additional responsibility of leading the Automation Division.
(2)	Except as otherwise noted, represents contributions by the Company to the Company’s Retirement Savings Plan and the Company’s 401(k) Plan on behalf of the Named Executives. For Mr. Hellwig, 2005 includes $12,916, 2004 includes $11,810, and 2003 includes $10,123 as contributions by MTS Sensor Technologie GmbH & Co KG (“MTS Sensor”) to Mr. Hellwig’s retirement pension insurance fund pursuant to a letter dated February 6, 1987. For Mr. Hellwig, 2005 includes $16,233, 2004 includes $14,772, and 2003 includes $9,190 as payment for unused vacation time.
(3)	Represents a restricted stock grant of 10,000 shares issued on November 26, 2002. The value of the restricted stock grant is based on the last reported sale price for shares of the Company’s Common Stock on the grant date, which was $10.50 per share. The aggregate value of the restricted stock grant at the end of fiscal 2005 was $37.77 per share or $377,700. Ms. Knight became fully vested in the restricted stock on November 26, 2005.
(4)	Mr. Hellwig resides in Luedenscheid, Germany and operates from MTS Sensor’s offices in Germany where he is the Vice President and General Manager. Mr. Hellwig’s cash compensation was paid in euros and translated to U.S. dollars using the average exchange rates of $1.27 for 2005, $1.21 for 2004, and $1.08 for 2003. The U.S. dollar values in this Summary Compensation Table reflect variation of the exchange rate of the U.S. dollar against the euro as well as actual changes in compensation from year to year.

(5)	Represents a restricted stock grant of 2,000 shares issued on May 21, 2003. The value of the restricted stock grant is based on the last reported sale price for shares of the Company’s Common Stock on the grant date, which was $13.80 per share. The restricted stock vests in three equal annual installments commencing on May 21, 2004. The restricted stock will also vest in full in the event of a change of control of the Company. The aggregate value of the restricted stock grant at the end of fiscal 2005 was $37.77 per share or $75,540. Ms. Staby will be entitled to receive dividends on the shares of restricted stock in the event that the Board of Directors authorizes a distribution of dividends to holders of Common Stock of the Company.

Stock Options

        The following table sets forth information concerning grants of stock options under the Company’s stock option plans to the Named Executives during the fiscal year ended October 1, 2005:

OPTION GRANTS IN LAST FISCAL YEAR

Name	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees in Fiscal Year (%)	Exercise Price ($/Share)	Expiration Date	Grant Date Present Value ($)(2)

S. W. Emery, Jr.	56,100	10.0	35.15	07/05/2010	533,238
S. E. Knight	23,500	4.2	35.15	07/05/2010	233,368
L. B. Hamilton	23,500	4.2	35.15	07/05/2010	233,368
J. Hellwig	11,800	2.1	35.15	07/05/2010	112,158
K. M. Staby	8,300	1.5	35.15	07/05/2010	78,890

(1)	Each option becomes exercisable in equal installments over a period of three years commencing one year after the date of grant.
(2)	Based upon a Black-Scholes valuation method. Weighted average assumptions used include expected average option life (2.74 years), risk-free interest rate (3.8%), dividend yield (1.171%) and historical volatility (39.1%).

Option Exercises and Holdings

        The following table sets forth information with respect to the Named Executives concerning the exercise of options during the fiscal year ended October 1, 2005 and unexercised options held as of October 1, 2005:

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($)(1)

			Exercisable	Unexercisable	Exercisable	Unexercisable

S. W. Emery, Jr.	159,490	3,772,367	120,361	115,299	2,855,695	1,223,332
S. E. Knight	20,000	428,571	48,000	47,500	1,145,520	493,090
L. B. Hamilton	10,923	226,447	38,822	46,833	897,587	477,776
J. Hellwig	23,533	521,745	11,801	23,599	241,564	243,062
K. M. Staby	18,650	447,747	31,667	17,533	773,445	192,404

(1)	Based on closing price of $37.77 per share of the Company’s Common Stock on September 30, 2005.

Human Resources Committee Report on Executive Compensation

        The Human Resources Committee annually prepares this report on executive compensation for inclusion in the proxy statement.

        Overview and Philosophy.    The compensation philosophy of the Company is to be competitive with comparable and directly competitive companies to attract and motivate highly qualified employees.

The Committee intends total compensation to be competitive in the job markets in which the Company competes for executives and incentive compensation to fluctuate based on performance and results against established goals. The objectives of the Company’s executive compensation program are to:

•	Establish and maintain systematic compensation programs whereby executives are compensated in relation to their level of responsibilities and their work performance;
•	Maintain programs that will enable management to attract and retain qualified and competent executives;
•	Provide flexibility within programs to meet changing competitive and economic conditions; and
•	Maintain equitable and consistent relationships between positions within the Company.

        The Company uses various compensation surveys (international, national and local) to develop its compensation strategy and plans and focuses on median total targeted compensation data provided in the surveys. These surveys are also used by the Committee for executive compensation.

        Components of Executive Compensation.    There are four components to the Company’s executive compensation program upon which the Company’s executive officers, including the Named Executives, are compensated: (i) base salary; (ii) annual incentive; (iii) equity based incentives; and (iv) retirement. The Committee may adjust the mix of these components from year to year.

        Base Salary.    The Committee annually reviews the base salary for the Named Executives in relation to base salaries paid by companies included in the compensation surveys. Base salary for an executive officer is established each year based on (i) a compensation range corresponding to the executive’s responsibilities and (ii) the executive’s overall individual job performance against objectives the Committee believes are critical to the Company’s long-term progress. These objectives include, but are not limited to, progress on the Company’s current business plan’s objectives, long-term strategies and staff development. Base salary adjustments for the Chief Executive Officer are recommended to the independent directors of the Board and salary adjustments for the other Named Executives are recommended to the full Board of Directors. Salary adjustments are made annually in January but may be made at other times as deemed appropriate.

        Annual Incentive.    The Committee annually reviews the annual incentive plans and the goals of the Named Executives. For fiscal year 2005, the Named Executives participated in the Executive Variable Compensation (EVC) Plan. Under such EVC Plan, the Committee recommended to the independent directors the objectives upon which the Chief Executive Officer’s incentive is principally based. The objectives of the other Named Executives’ for the EVC Plan were recommended to the full Board of Directors. These objectives were a mix of per share earnings, earnings before interest and tax and working capital as a rate to revenue.

        Annual cash incentive payments under the EVC Plan are intended to constitute “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code, as amended (the “Code”). The purpose of the EVC Plan is to focus efforts on achievement of near term financial objectives which are critical to the success of the Company; to reward accomplishments when performance meets or exceeds established targets or business plan objectives; and to more closely tie total compensation (base salary plus EVC) to the financial results of the Company. The Committee will administer the EVC Plan for fiscal year 2006 such that the business performance goals under the EVC Plan are effectively the same as the company-wide goals under the Management Variable Compensation (MVC) Plan.

        Incentive compensation, when earned, is payable in cash to each recipient by December 30 following the close of the fiscal year unless the executive elects to defer a portion in the Company’s non-qualified, non-secured compensation deferral plan.

        Equity Based Incentives.    The stock option plans are the Company’s long-term incentive plans for directors, executive officers, managers and key functional and technical leaders and may also include consultants. The objectives of the stock option plans are to attract and retain those who contribute to the long-term success of the Company and align the interests of participants with the shareholders. Stock options are granted annually at the market price on the date of the grant. Options outstanding under current plans typically fully vest in three years and expire in five years. The Committee has historically made grants of restricted stock under the plans to selected executive officers in appropriate circumstances. No restricted stock was granted to executive officers during fiscal year 2005.

        Retirement Savings Plan.    The Company sponsors a Retirement Savings Plan for all U.S. employees. All U.S. executive officers, including the Named Executives, are included in this Retirement Savings Plan. The Retirement Savings Plan includes two Company contribution components. The first component is a fiscal year contribution provided for all U.S. employees under which the Company provides a three percent contribution on earnings below the Social Security wage base and six percent on earnings above the Social Security wage base, up to the limits allowed under U.S. law. The Committee approves changes to the fiscal year contribution. The second component is a match contribution for all U.S. employees under which the Company partially matches employee 401(k) contributions at a proportion set by the Company. The Committee annually approves the Company’s matching formula.

        Chief Executive Officer Compensation.    Mr. Emery served as Chief Executive Officer of the Company throughout fiscal year 2005 and is compensated on the same basis as the other executive officers as described above. The Committee reviews all components of Mr. Emery’s compensation. It also recommends to the independent directors the components of Mr. Emery’s compensation. Mr. Emery received a base salary of $444,797 during the fiscal year ended October 1, 2005, and received a bonus of $443,720 for fiscal year 2005. In addition, he received reimbursements and certain fringe benefits generally available to executive officers of the Company. The Committee is very pleased with the performance of the Company in fiscal year 2005. The Committee especially noted the continued improvements in the core businesses of the Company and the willingness to take the difficult decisions to exit from unstrategic and unprofitable areas. In addition , the Committee welcomed the Company’s focus on the strength and improvement of its management team and on the Company’s balance sheet and cash position. The Committee wholeheartedly endorses Mr. Emery’s decisions and actions and his contribution to the Company’s potential for profitable growth in the future.

        Section 162(m) Policy.    The Committee intends to continue its practice of paying competitive compensation in order to attract and retain the senior executives necessary to manage business in the best interests of the Company and its shareowners. Under some circumstances, this practice may require the Company to pay compensation in excess of $1,000,000 to certain key executives. Under Section 162(m) of the U.S. Internal Revenue Code, if the Company pays compensation in excess of $1,000,000 to any executive officer named in the table entitled “Summary Compensation Table,” the Company can fully deduct the amounts in excess of $1,000,000 only if the Company meets specified shareowner approval and Company performance requirements. The Company’s stock option plans contain provisions approved by shareowners so that the tax deductibility of amounts realized from the exercise of options granted under the Company’s stock options plans will not be limited by Section 162(m). Additionally, the Company’s Executive Variable Compensation (EVC) Plan contains provisions approved by shareowners so that the tax deductibility of amounts realized from the EVC Plan will not be limited by Section 162(m). Although the Company intends to maximize the deductibility of compensation paid to executive officers, it also intends to maintain the flexibility to take actions considered to be in the Company’s best interests including, where appropriate, entering into compensation arrangements under which payments are not deductible under Section 162(m).

        Board Action.    The Company’s independent directors approve new stock incentive and stock purchase plans for submission to shareowner vote and approve the annual Company earnings and working capital objectives for inclusion in the annual incentive plans. In addition, the independent directors acting in executive session annually review and approve the components of each Named Executive’s compensation.

SUBMITTED BY THE HUMAN RESOURCES COMMITTEE
OF THE COMPANY’S BOARD OF DIRECTORS

Brendan C. Hegarty, Chairman
Dugald K. Campbell
Barb J. Samardzich

Shareowner Return Performance

        The graph and table below set forth a comparison of the cumulative shareowner return of the Company’s Common Stock over the last five fiscal years with the cumulative total return over the same periods for the NASDAQ Market Index, peer groups of public companies in the Laboratory Apparatus and Analytical, Optical, Measuring, and Controlling Instruments Standard Industrial Code (SIC Code 382) and the Russell 2000 Index. The Company reduced the participants in the SIC Code 382 peer group to those traded on the NASDAQ, AMEX and NYSE exchanges to be more comparable to the Company. The Russell 2000 Index was added in light of the Company’s understanding that most institutional shareholders benchmark their portfolio returns to this index which depicts the performance of 2000 companies with small market capitalization. The Company plans to discontinue using the NASDAQ Composite Index and the unmodified SIC Code 382 peer group next year as it believes the Russell 2000 and the modified SIC Code 382 peer group are more comparable to the Company. The table below compares the cumulative total return of the Company’s Common Stock over the last five fiscal years assuming a $100 investment on September 30, 2000. The table and graph are not necessarily indicative of future investment performance.

	FISCAL YEAR ENDED

	9/30/00	9/30/01	9/28/02	9/27/03	10/2/04	10/1/05

MTS Systems Corporation	$100.00	$168.42	$144.99	$221.08	$341.47	$588.30
Russell 2000 Index	100.00	78.87	71.53	97.63	115.97	136.79
NASDAQ Composite Index — Total Returns	100.00	40.94	32.13	49.22	52.52	59.98
SIC Code 382 Peer Group (Modified to remove non-exchange traded companies)	100.00	52.99	40.83	64.09	73.96	85.61
SIC Code 382 Peer Group (Unmodified)	100.00	46.97	34.12	51.59	54.93	63.10

        The Company’s Common Stock closed at $37.77 per share on September 30, 2005.

Employment and Other Agreements

        In a letter dated February 6, 1987, MTS Sensor (formerly, Hellwig GmbH) agreed to pay Mr. Hellwig a life-long retirement pension in the amount of DM 2,500 per month after his 65th birthday or earlier in the event of a disability. In the event of Mr. Hellwig’s death, MTS Sensor agreed to pay Mr. Hellwig’s spouse a survivor’s pension of DM 1,500 per month for her lifetime. The survivor’s pension is terminated should Mr. Hellwig’s spouse remarry. During fiscal 2005 MTS Sensor contributed the amount reflected in the Summary Compensation Table to Mr. Hellwig’s retirement pension insurance fund. MTS Sensor is obligated to continue contributing to the retirement pension insurance fund even if Mr. Hellwig’s employment is terminated for any reason other than death or disability.

        Effective January 1, 1991, MTS Sensor entered into an employment contract with Mr. Hellwig. Pursuant to the contract, Mr. Hellwig receives a salary which is reviewed annually and is entitled to 30 days paid vacation per year. During fiscal 2005, Mr. Hellwig received the salary reflected in the Summary Compensation Table. Mr. Hellwig participates in the Company’s EVC Plan. Mr. Hellwig’s employment contract contains a confidentiality provision and a two-year non-compete clause after termination of the contract. MTS and Mr. Hellwig each may terminate the contract upon six (6) months prior written notice. MTS may also terminate the contract for good cause or by a shareowners’ meeting resolution. The contract expires in the year of Mr. Hellwig’s 65th birthday.

        Mr. Emery has an agreement with the Company under which, upon the termination of his employment by the Company other than for cause, he will receive monthly payments over a period of 18 months based upon his highest annual salary during any 12-month period during the preceding 36 months and the average annual management variable compensation and fiscal year retirement contribution he received during the three most recent fiscal years ending immediately prior to termination. In addition, he will be entitled to continuation of his benefits during such period. As of the date hereof, the maximum aggregate amount payable to Mr. Emery would be $1,426,347. As a condition of the receipt of such payments, he has agreed not to render services to any entity concerning any competing product for a period of 18 months and has agreed to maintain the confidentiality of certain information deemed by the Company to be proprietary. In the event of a change of control, the terms of the change of control agreement described below will supersede the terms of this agreement.

        In April 2002, the Company entered into amended and restated change in control agreements with each of Mr. Emery, Ms. Knight, Ms. Hamilton and Ms. Staby. In the event of a change in control, they will be entitled to receive, upon termination of their employment by the Company without cause, or by the executive for good reason, at any time within two years of such change in control, a lump-sum payment equal to 24 months of their annual compensation. In addition, they will be entitled to continuation of their benefits for a period of 24 months and reimbursement of legal fees in connection with the termination, including fees associated with the enforcement of the change in control agreements. As a condition of the receipt of such benefits, they have agreed not to render services to any entity concerning any competing product for a period of one year following the date of termination unless the change in control was not approved by the Company’s Board of Directors. In general, a “change in control” would occur if 30% or more of the Company’s outstanding voting stock was acquired by any person, if current members of the Board of Directors or their successors elected or nominated by such members ceased to constitute at least a majority of the Board of Directors, or if the Company consummated a merger, consolidation, share exchange, division or other reorganization with another company. The amount payable under the change in control agreements will be reduced by any amounts payable under other employment-related agreements that provide for similar payments.

Director Compensation

        Directors who are not otherwise directly or indirectly compensated by the Company are each paid directors’ fees in the form of an annual retainer of $40,000, which includes all Board meetings. In addition, at the discretion of the Committee Chair, committee members who attend committee meetings are compensated at a rate of $1,000 per meeting. The Chair of the Audit Committee receives an additional $10,000 annually and the Chairs of the Human Resources and Governance and Nominating Committees receive an additional $3,000 annually.

        Each non-employee director will be granted 2,200 shares of restricted stock pursuant to the Company’s 2006 Stock Incentive Plan (assuming approval by shareowners at the Annual Meeting of

Shareowners), otherwise pursuant to the Company’s 1994 Stock Plan, upon his or her election or re-election to the Board of Directors at the Company’s Annual Meeting of Shareowners, with one-third of such shares vesting annually commencing on the first anniversary of the date of grant. If a non-employee director resigns, retires or otherwise terminates his/her service as a director of the Company following ten years of service as a director, the vesting of all unvested shares of restricted stock will be accelerated (i.e., any vesting requirements with respect to outstanding shares shall terminate). If a non-employee director retires, resigns or otherwise terminates his/her service as a director after having served less than 10 years, any restricted shares which have not vested as of the date of termination of service as director will be forfeited. Non-employee directors are also reimbursed for travel expenses to Board of Directors’ meetings.

Certain Transactions

        During the last fiscal year, MTS Sensor purchased approximately 869,884 euros ($1,107,797) of mechanic components and remote-mechanic workbench services from Mark-Tronik GmbH (“Mark-Tronik”). MTS Sensor is owned by MTS Systems GmbH, a wholly-owned subsidiary of the Company. Mr. Hellwig’s brother-in-law is the owner and general manager of Mark-Tronik. The prices paid by MTS Sensor were, and will continue to be, the subject of arms-length negotiation on terms no less favorable to MTS Sensor than MTS Sensor could otherwise obtain.

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board of Directors of the Company is composed of three directors who are independent, as defined by the applicable rules of the National Association of Security Dealers for companies listed on the Nasdaq Stock Market. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available to shareowners on the Company’s web site located at www.mts.com. Management is responsible for the Company’s internal controls over the financial reporting processes. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and internal controls in accordance with auditing standards generally accepted in the United States and for issuing reports thereon. The Committee’s responsibility is to monitor and oversee these processes.

        Management has represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee has reviewed and extensively discussed the consolidated financial statements with management and KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm.

        In considering the Company’s fiscal 2005 audited consolidated financial statements, the Committee discussed with KPMG matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). KPMG also provided to the Committee the written disclosures required by Independence Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with KPMG that firm’s independence.

        Based upon the Committee’s discussions with management and KPMG and the Committee’s review of the representations of management and the reports of KPMG, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2005 which was filed with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE
OF THE COMPANY’S BOARD OF DIRECTORS

Merlin E. Dewing (Chair)
Jean-Lou Chameau
Linda Hall Whitman

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

        KPMG, independent registered public accounting firm, have been the auditors for the Company since May 31, 2002. The Audit Committee of the Board of Directors will consider the selection of auditors for fiscal 2006 after the date of this proxy statement and currently expects to select KPMG as the Company’s independent registered public accounting firm to serve as auditors for fiscal 2006. Representatives of KPMG are expected to be present at the Annual Meeting of Shareowners. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

        The following table presents aggregate fees billed for professional services rendered by KPMG in fiscal 2004 and 2005 for the audit of the Company’s annual financial statements and for other services rendered by KPMG.

	($000’s) Fiscal Year

Type of Fee	2004	2005

Audit Fees(1)	$820	$2,071
Audit-Related Fees(2)	11	12
Tax Fees(3)	93	76
All Other Fees	—	—

Total fees	$924	$2,159

(1)	Includes annual audit of consolidated financial statements and Sarbanes-Oxley Section 404 attestation services. Audit fees in 2005 include an additional $106,600 billed in fiscal 2006 relating to 2005 attestation services.
(2)	Audit-related fees consist of fees for audits of the Company’s employee benefit plan.
(3)	Tax fees consist of fees for tax compliance and tax consultation services.

        The above amounts include out-of-pocket expenses incurred by KPMG. The Audit Committee pre-approved all non-audit services described above. The Audit Committee has determined that the provision of the services described above was and is compatible with maintaining the independence of KPMG.

        The Audit Committee has established a detailed Pre-Approval Policy for audit and permissible non-audit services provided by its independent registered public accounting firm. A copy of the Audit Committee’s Pre-Approval Policy is attached hereto as Appendix A.

ADOPTION AND APPROVAL OF MTS SYSTEMS CORPORATION
2006 STOCK INCENTIVE PLAN
(Proposal #2)

        Shareholders are asked to approve the Company’s 2006 Stock Incentive Plan (the “2006 Plan”) to provide stock incentive awards in the form of options (incentive and non-qualified), stock appreciation rights, restricted stock, restricted stock units, performance stock, performance units, and other awards in stock and/or cash. The 2006 Plan permits the issuance of up to 2,500,000 shares of the Company’s Common Stock. Effective immediately upon approval of the 2006 Plan by the Company’s shareholders, the Company’s 1994 Stock Plan and the 1997 Stock Option Plan (collectively, the “Prior Plans”) will be amended by the 2006 Plan to eliminate the Company’s authority to grant any new awards or options under the Prior Plans, including awards or options that become available for issuance as a result of cancellation or forfeiture of previously granted awards or options. As a result of this freezing of the Prior Plans, the aggregate number of shares available under all the Company’s equity incentive plans will be reduced by approximately 600,000 shares of otherwise remaining authority under the Prior Plans plus shares that would have become available as a result of cancellation or forfeiture of previous grants. The Company currently projects that approximately 525,000 shares will be recovered from cancellations and forfeitures during the term of the 2006 Plan.

Purpose of the 2006 Plan

        The purpose of the 2006 Plan is to attract and retain talented and experienced people, closely link employee compensation with performance realized by shareholders, and reward long-term results with long-term compensation. If approved, the 2006 Plan will permit the Company, under the supervision of the Human Resource Committee of the Board (the “HR Committee”), to grant stock incentive awards to current and new employees holding key management and technical positions, directors on the Company’s Board, and key external service providers of the Company and its subsidiaries.

        The 2006 Plan:

•	does not permit option re-pricing or re-granting of shares that are turned back to pay the exercise price or to satisfy the holder’s tax obligations;
•	reduces the number of shares available under the 2006 Plan by 2.5 shares for each share issued under a Restricted Stock, Restricted Stock Unit, Performance Stock, Performance Unit or other share award;
•	permits the Company, as a condition to new awards, to cancel and recover amounts received by employees as compensation or under stock incentive awards in the event financial mismanagement is discovered, or the employee violates Company policies or agreements, such as a non-compete or non-disclosure agreement.

Key Terms of the 2006 Plan

        The following is a brief summary of the key terms of the 2006 Plan, which is described in more detail below.

Key Plan Features	Description

Plan Term	January 31, 2006 to January 31, 2011
Eligible Participants	•	employees in key management and technical positions of the Company and any subsidiary as determined by the HR Committee
	•	non-employee members of the Board of Directors
	•	key service providers of the Company or any subsidiary
Total Shares Authorized	•	2,500,000 shares of Common Stock for all types of stock incentive awards
	•	each option and Stock Appreciation Right (SAR) share will reduce the shares available under the 2006 Plan by 1 share.
	•	each share issued under restricted stock, performance stock and similar awards will reduce the shares available under the 2006 Plan by 2.5 shares
Individual Share Limits	•	up to 1,000,000 shares for all stock incentives other than options and SARs
	•	up to 2,500,000 shares for all incentive stock options
	•	up to 250,000 shares for all stock incentive awards to non-employee Directors
	•	up to 200,000 shares per person per year under all stock incentives
	•	up to an additional 100,000 shares for stock incentives to a newly hired key employee

Key Plan Features	Description

Type of Stock Incentive Awards	•	incentive and non-qualified stock options with an exercise period no longer than seven years
	•	restricted stock and restricted stock units
	•	stock appreciation rights
	•	performance stock and performance units
	•	other awards in stock or cash
	•	restricted stock awards on the annual election or re-election of non-employee Directors, which stock will vest in equal installments over the three years following grant
Vesting and exercise	•	determined by HR Committee based on service (time vesting) or upon achievement of performance targets (performance vesting) or both
	•	all non-performance awards vest upon a change in control
	•	objective performance criteria in the 2006 Plan, if approved by shareholders, will permit deductibility of executive officer awards as performance based compensation under Code Section 162(m)
Permissible features	•	forfeiture and recoupment of prior award values for financial mismanagement or other breaches of responsibilities to the Company
	•	possession of restricted stock and restricted stock units by the Company until restrictions lapse
	•	dividend and dividend equivalents on awards may be paid currently or deferred
	•	options may be exercised with previously acquired shares
Features not permitted	•	increase the number of shares reserved or any of the limits stated in the 2006 Plan
	•	extend the term of the 2006 Plan
	•	re-price stock options or stock appreciation rights
	•	re-grant shares tendered for stock option exercise or payment of taxes

Who is Eligible for Stock Incentive Awards

        Employees who hold key management and technical positions with the Company or any subsidiary, non-employee members of the Board of Directors and key service providers to the Company and its subsidiaries are eligible to receive awards under the 2006 Plan. The HR Committee will determine which employees and other eligible persons will be awarded stock incentives under the 2006 Plan. The 2006 Plan also provides for an annual grant of restricted stock to each non-employee Board member upon election or re-election and shall be determined by the Board in its sole discretion prior to such annual meeting of shareholders, but also permits stock incentives be made to non-employee Board members by the Board in its discretion in addition to the annual grant of restricted stock. Currently, the Company has six non-employee Board members, approximately 435 key management and technical employees and less than five key service providers.

        The HR Committee intends to utilize a mix of stock options, stock appreciation rights, restricted stock and performance stock. The HR Committee anticipates granting an average of approximately

525,000 shares each fiscal year under the 2006 Plan. The following chart summarizes the past three fiscal year history of stock and option grants by the HR Committee. The chart shows the number of shares utilized under the 1994 Plan and the 1997 Plan during the past three fiscal years, and the aggregate shares reserved for outstanding grants plus those available under the 1994 Plan and the 1997 Plan, as a percentage of the Company’ outstanding shares (assuming for this calculation that all shares under the 1994 and 1997 Plans were also outstanding).

Year	Beginning Total Shares Outstanding (000’s) (A)	Beginning Total Plan Shares Reserved and Available (000’s) (B)	Plan Shares (B) as a Percentage of Total Shares (A+B)	New Share Grants Under Plan that Year (C)	New Share Grants (C) as a Percentage of Total Shares (A+B)

2005	19,664	1,068	5.2%	560	2.7%
2004	20,720	1,636	7.3%	611	2.7%
2003	21,208	1,823	7.9%	699	3.0%

Types of Stock Incentives to be Awarded

        Subject to the limits under the 2006 Plan, the HR Committee has the discretionary authority to determine the size of the award, the type of award, and if it will be tied to meeting performance-based requirements or will vest over time. For executive officers, the performance-based requirements for vesting in an award may be designed to comply with Section 162(m) of the Internal Revenue Code to permit the Company to deduct the value of the award for income tax purposes. For directors who are not employees, the 2006 Plan provides for a grant of a discretionary number of shares of restricted stock on each director’s election and re-election at the annual shareowners meeting, which will vest in three equal installments if the recipient remains a director on each of the next three annual shareowner meetings where directors are elected. In 2005, each re-elected director was awarded 2,500 restricted shares vesting over three years (from shares available under the 1994 Plan). In conjunction with the 2006 Shareowners’ meeting each director will be awarded 2,200 restricted shares vesting over three years. The Board will determine the number of restricted shares to be granted to directors under the 2006 Plan each year thereafter. In addition, the Board may from time to time grant additional awards to some or all of the Board of Directors as it deems appropriate.

        The types of awards that may be made under the 2006 Plan are similar to those under the Prior Plans and are as follows:

•	Incentive stock options and non-qualified stock options: the right to purchase shares where value is based on the appreciation in the underlying shares in excess of an exercise price, which right may be exercised by the holder during the term of the option, unless earlier terminated upon certain events, such as for cause. The exercise price may be paid in cash or in previously owned shares or by other means permitted by the HR Committee.
•	Stock appreciation rights: a contractual right to the increase in the value of the underlying shares subject to the award that does not require payment based on the fair market value at time of grant, but which pays the appreciation in stock value when elected by the holder in the form of whole shares or cash, or a combination of both.
•	Restricted stock and restricted stock units: awards of stock that do not require purchase, but which are not immediately available to the recipient until certain restrictions lapse, either based on time or upon achievement of performance related criteria. Restricted units may vest earlier than the date the shares are actually paid in exchange for the units, which may result in a deferral of income. The holder of restricted stock is entitled to vote those shares. The HR Committee may determine whether, with respect to restricted stock, to pay dividends on those shares to the holder or to defer dividends. Restricted stock units are not outstanding until paid in stock and therefore do not have voting or dividend rights.
•	Performance shares and performance units: awards of restricted or unrestricted stock that are issued to the recipient only upon satisfaction of performance based criteria.

•	Other awards: additional opportunities to reward participants through payment of cash or stock as a bonus, or as deferred compensation, or for other purposes for which stock will provide a meaningful incentive.

Adjustments to Stock Incentives for Corporate Transactions

        In the event of a stock dividend, recapitalization, stock split, reorganization, merger, spin-off, repurchase or exchange of the Company’s Common Stock or similar event effecting the Company’s stock, the HR Committee may in its discretion adjust the number and kind of shares granted under the 2006 Plan, including the number and exercise price of shares subject to outstanding options or stock appreciation rights, and to adjust restricted stock, restricted stock units, performance stock and performance share units and other awards.

Exercise Price for Stock Options

        The exercise price of stock options granted under the 2006 Plan that are intended to qualify for favorable tax treatment as incentive stock options under Code Section 422 may not be less than the fair market value of the Company’s Common Stock on the date of grant. No option shall have a term longer than seven years. Options that do not qualify as incentive stock options may be granted at an exercise price less than fair market value on the date of grant. No option may be repurchased or exchanged for a lower priced option.

Effect on Termination of Employment on Stock Incentives

        Subject to certain exceptions requiring earlier termination, stock options will expire and cannot be exercised 180 days after the termination of a participant’s employment, including upon death, disability or retirement. Prior to that time, only options that have become exercisable under their terms, based on either service based or performance based vesting, may be exercised. The HR Committee may at any time after an award vest part or all of the unvested options as it deems appropriate.

        Restricted stock and restricted stock units will be forfeited if not vested when the participant terminates employment, including upon death, disability or retirement. The HR Committee may also accelerate vesting at any time after the restricted stock incentive is awarded.

        For options and restricted stock, restricted stock units, performance stock and performance units, the HR Committee may elect not to accelerate options that would otherwise vest only upon achievement of performance criteria if those targets have not been achieved, or the performance period has not expired.

Effect of a Change in Control on Stock Incentives

        Stock options become fully exercisable and restricted stock and restricted stock units automatically become fully vested upon the occurrence of a change in control as defined in the 2006 Plan, except that awards based on performance criteria where the performance period has not yet closed at the time of a change in control will not automatically accelerate. The HR Committee may require options or stock appreciation rights be exercised prior to the change in control, may pay cash or other securities to cancel awards in connection with the change in control, or may provide for the successor to substitute its stock for outstanding awards.

Transferability of Stock Incentives

        Stock options, restricted stock, restricted stock units, performance stock, and performance units, as well as other awards under the 2006 Plan that are vested at the time of the death of the participant, are transferable only by the participant’s last will and testament or applicable state laws on decent and distribution. Restricted stock, restricted stock units, performance stock and performance units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of until the applicable restrictions lapse or the performance targets have been achieved.

Administration

        The HR Committee will administer the 2006 Plan. The HR Committee will select employees who shall receive awards, determine the number of shares covered by each award, and establish the other terms and conditions consistent with the limitations contained in the 2006 Plan. The HR Committee may also interpret the 2006 Plan, may establish and amend terms of existing stock incentive awards, except that if the participant is adversely affected by the amendment, the participant must also consent.

        The Board may also exercise any of the authorities granted to the HR Committee. To the extent required by law or desired for tax purposes, awards to executive officers will be made only by persons who qualify as outside directors under securities and tax laws. The HR Committee may delegate to an executive officer all or part of its responsibilities to make awards, other than the authority to make awards to other executive officers.

Amendments to the 2006 Plan

        The HR Committee may amend or suspend the 2006 Plan at any time except that any amendment in one or more of the following categories will not be permitted without the approval of the shareowners to:

•	increase the number of shares that may be used under the 2006 Plan, or change any other limit on various types of awards;
•	permit the re-pricing of outstanding stock options; or
•	amend the maximum shares that may be granted as awards to any participant.

Tax Consequences of Stock Incentives to Participants and the Company

        Options.    Stock options grant under the 2006 Plan may either be granted as incentive stock options, which are governed by Internal Revenue Code Section 422, as amended, or as non-qualified stock options, which are governed by Internal Revenue Code Section 83, as amended. Generally, no federal income tax is payable by the participant upon the grant of an incentive stock option and no deduction is taken by the Company. If certain holding periods are met, the exercise of an incentive stock option does not result in taxation to the participant; rather, the participant is taxed only at the time of sale. If the shares have been held for at least one year after the date of exercise and at least two years from the date of grant of the option, the participant will be taxed on any appreciation in excess of the exercise price as long-term capital gains. In that event, the Company is not entitled to a deduction for the amount of the capital gains.

        Under current tax laws, if a participant exercises a non-qualified stock option, the participant will be taxed on the difference between the fair market value of the stock on the exercise date and the exercise price and, thereafter, the participant would receive capital gains on any appreciation in stock value after the exercise date, depending upon the length of time the participant held the stock after exercise. When the option is exercised, the Company will be entitled to corresponding tax deduction.

        Restricted and Performance Stock and Units.    Awards of restricted stock and restricted stock units, performance stock and performance units under the 2006 Plan generally are not subject to federal income tax when awarded, unless the participant properly elects to accelerate the tax recognition. Restricted stock is generally subject to ordinary income tax at the time the restrictions lapse and performance stock is taxed at the time the performance targets are met. Restricted stock units and performance units are generally subject to ordinary tax at the time of payment, even if vested earlier. The Company is entitled to a corresponding deduction at the time the participant recognizes taxable income on the restricted or performance stock or units.

New Plan Benefits

        No benefits or amounts have been granted, awarded or received under the 2006 Plan. It is not possible to determine the benefits that will be received by eligible participants if the 2006 Plan were to be approved by the shareowners. However, the following table indicates the number of options granted under the Company’s current stock option plans for fiscal year 2005:

2005 STOCK OPTIONS GRANTED

Name	Number

S. W. Emery, Jr.	56,100
S. E. Knight	23,500
L. B. Hamilton	23,500
J. Hellwig	11,800
K. M Staby	8,300
Executive Group	123,200
All Others	436,850
Total options granted during fiscal year 2005	560,050

Equity Compensation Plan Information

        The following table sets forth aggregate information regarding grants under all equity compensation plans of the Company as of October 1, 2005:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (thousands) (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (thousands) (c)

Equity compensation plans approved by security holders	1,686,221	$22.63	602,729
Equity compensation plans not approved by security holders	0	0	0

Total	1,686,221	$22.63	602,729

Required Vote

        The affirmative vote of the holders of a majority of the shares of Common Stock of the Company represented at the Annual Meeting in person or by proxy is required for the adoption and approval of the 2006 Plan.

        THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREOWNERS VOTE “FOR” THE PROPOSAL TO ADOPT AND APPROVE THE 2006 PLAN.

SHAREOWNER PROPOSALS

        The proxy rules of the SEC permit shareowners of a company, after timely notice to the Company, to present proposals for shareowner action in the Company’s Proxy Statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareowner action and are not properly omitted by action of the Company in accordance with the proxy rules. In order for a shareowner proposal to be considered for inclusion in the Proxy Statement for the Company’s 2006 Annual Meeting of Shareowners to be held in early 2007, the proposal prepared in accordance with the proxy rules must be received by the Secretary of the Company in writing no later than August 31, 2006. In addition, if the Company receives notice of a shareowner proposal before November 17, 2006, or after December 18, 2006, such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e), and the persons named in proxies solicited by the Board of Directors for its 2006 Annual Meeting of Shareowners may

exercise discretionary voting power with respect to such proposal. If the Company receives notice of a shareowner proposal between November 17, 2006 and December 18, 2006, the persons named in proxies solicited by the Board of Directors for its 2006 Annual Meeting of Shareowners may not exercise discretionary voting power with respect to such proposal.

        The Company’s Bylaws provide that certain additional requirements be met in order that business may properly come before the shareowners at the Annual Meeting. Among other things, shareowners intending to bring business before the Annual Meeting must provide written notice of such intent to the Secretary of the Company. Such notice must be given not less than 45 days nor more than 75 days prior to a meeting date corresponding with the previous year’s Annual Meeting date and must contain certain required information. Shareowners desiring to bring matters for action at an Annual Meeting should contact the Company’s Secretary for a copy of the relevant procedure. Since no notice was received with respect to this year’s Annual Meeting, no shareowner may bring additional business before the Annual Meeting for action.

GENERAL

Section 16(a) Beneficial Ownership Reporting Compliance

        The rules of the SEC require the Company to disclose the identity of directors, executive officers and beneficial owners of more than 10% of the Common Stock of the Company who did not file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934. Based solely on a review of copies of such reports and written representations from reporting persons, the Company believes that all directors and executive officers complied with all filing requirements applicable to them during the fiscal year ended October 1, 2005.

Other Matters

        The management of the Company knows of no matters other than the foregoing to be brought before the Annual Meeting. However, this proxy gives discretionary authority in the event that additional matters should be presented.

        The Annual Report of the Company for the fiscal year ended October 1, 2005 is enclosed herewith.

APPENDIX A

MTS SYSTEMS CORPORATION
AUDIT COMMITTEE
AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY
November 25, 2003

I.   Statement of Principles.
        The Audit Committee of MTS Systems Corporation (the “Company”) is required to pre-approve the audit and non-audit services performed by the Company’s independent auditor. As part of the pre-approval process, the Audit Committee shall consider whether the services to be performed by the auditor are consistent with the SEC’s rules on auditor independence. Unless a type of service to be provided by the independent auditor has received pre-approval under this Policy, it will require separate pre-approval by the Audit Committee. The pre-approval requirement does not apply to the provision of non-audit services for which the de minimis exception described in Section VII applies.

        The Audit Committee shall pre-approve, by resolution, the type and amount of Audit, Audit-related, Tax and all other services to be performed by the Company’s independent auditor. The term of such pre-approval is 12 months from the date of pre-approval, unless otherwise specified in such resolutions. The Audit Committee will periodically review its pre-approval resolutions and modify the types and amount of services as it determines in its discretion. To assist the Audit Committee, the independent auditor will provide the Audit Committee with detailed back-up documentation regarding the specific services to be pre-approved under this Policy.

II.   Delegation.
        The Audit Committee hereby delegates to the Chairman of the Audit Committee the authority to approve the engagement of the independent auditor to provide non-audit services as permitted by the Sarbanes-Oxley Act of 2002, to the extent that such non-audit services are not pre-approved as set forth in this Policy and if the fees for such engagement are less than a cumulative $25,000 during any fiscal year. The Chairman shall report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

III.   Audit Services.
        The annual Audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. Annual Audit services include the annual financial statement audit, required quarterly reviews, statutory audits, subsidiary audits and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control, and consultations relating to the audit or quarterly review. Audit services also include the attestation engagement for the independent auditor’s report on management’s report on internal controls for financial reporting. The Audit Committee will also approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other items.

        In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may pre-approve other Audit services, which are those services that only the independent auditor reasonably can provide. Other Audit services may include services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.

IV.   Audit-related Services.
        Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. The Audit Committee may pre-approve Audit-related services, including, among others, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations and audits in connection with acquisitions and dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit services”;

assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of employee benefit plans; agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

V.   Tax Services.
        The Audit Committee may pre-approve those Tax services that have historically been provided by the auditor, that the Audit Committee has reviewed and believes would not impair the independence of the auditor, and that are consistent with the SEC’s rules on auditor independence. The Audit Committee may consult with management or its independent advisors, including counsel, to determine that the tax planning and reporting positions are consistent with this Policy.

VI.   All Other Services.
        The Audit Committee may pre-approve those non-audit services classified as All Other Services that are permitted by the Sarbanes-Oxley Act of 2002 that it believes are routine and recurring services and would not impair the independence of the auditor.

VII.   De Minimis Exception.
        The pre-approval requirements for non-audit services is waived provided that all such services: (1) do not aggregate to more than a cumulative $25,000 during any fiscal year; (2) were not recognized as non-audit services by the Company at the time of the engagement, and (3) are promptly reported to the Audit Committee and approved prior to completion of the audit.

VIII.   Prohibited Non-Audit Services.
        The Company may not retain its independent auditor to provide any of the prohibited non-audit services listed in Appendix A to this Policy. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions. The Audit Committee will review the list of prohibited non-audit services at least annually to determine whether any additions or deletions should be made to Appendix A.

IX.   Pre-Approval Fee Levels or Maximum Amounts.
        Pre-approval fee levels or maximum amounts for all services to be provided by the independent auditor will be established annually by the Audit Committee and reviewed as the Audit Committee deems appropriate. Attached to this Policy as Exhibits are forms that may be attached by the Audit Committee to their pre-approval resolutions, if desired, to reflect the approved services and associated maximum fee levels. Any proposed services exceeding these levels or amounts will require specific pre-approval by the Audit Committee, or its designee pursuant to Section II hereof. The Audit Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services. For each fiscal year, the Audit Committee shall consider the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services, and the total amount of fees for services classified as All Other services.

X.   Procedures.
        All requests or applications for services to be provided by the independent auditor will be submitted to the Chief Financial Officer and shall include a description of the services to be rendered. The Chief Financial Officer will determine whether such services are included within the list of services that have been pre-approved by the Audit Committee. The Audit Committee will be informed on a periodic basis of the services rendered by the independent auditor. The Chief Financial Officer shall consult as necessary with the Chairman of the Audit Committee in determining whether any particular service has been pre-approved by the Audit Committee.

        The Audit Committee has designated the Chief Financial Officer to monitor the performance of all services provided by the independent auditor and to determine whether such services are in compliance with this Policy. The Chief Financial Officer will report to the Audit Committee on a periodic basis on the results of such monitoring. The Chief Financial Officer will immediately report to the Chairman of the Audit Committee any breach of this Policy that comes to the attention of the Chief Financial Officer.

APPENDIX A to the pre-approval policy

        Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client
•	Financial information systems design and implementation
•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports
•	Actuarial services
•	Internal audit outsourcing services
•	Management functions
•	Human resources
•	Broker-dealer, investment adviser or investment banking services
•	Legal services
•	Expert services unrelated to the audit
•	Preparation of internal controls documentation

EXHIBIT 1

Pre-Approved Additional Audit Services for Fiscal Year 200__

Dated: ________, 200__

Service	Maximum Annual Fee
Financial duties for subsidiaries or affiliates of the Company
Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents, attestation of management reports on internal controls), and assistance in responding to SEC comment letters

Total Maximum Additional Audit Services	$

EXHIBIT 2

Pre-Approved Audit-Related Services for Fiscal Year 200__

Dated: ________, 200__

Service	Maximum Annual Fee
Due diligence services pertaining to potential business acquisitions/dispositions, accounting consultations and audits in connection with acquisitions and closing balance sheet audits pertaining to dispositions
Financial statement audits of employee benefit plans
Agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters
Internal control reviews and assistance with internal control reporting requirements
Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies (Note: Under SEC rules, some consultations will be characterized either as “audit” services or “audit-related” services)
Attest services not required by statute or regulation

Total Maximum Audit-Related Services	$

EXHIBIT 3

Pre-Approved Tax Services for Fiscal Year 200__

Dated: ________, 200__

Service	Maximum Annual Fee
U.S. federal, state and local tax planning and advice, including assistance with tax audits and appeals, tax advice related to mergers and acquisitions, employee benefit plans and requests for rulings or technical advice from taxing authorities
U.S. federal, state and local tax compliance, including preparation of original and amended tax returns, claims for refund and tax payment-planning services
International tax planning and advice, including assistance with tax audits and appeals, tax advice related to mergers and acquisitions, employee benefit plans and requests for rulings or technical advice from taxing authorities
International tax compliance, including preparation of original and amended tax returns, claims for refund and tax payment-planning services
Review of federal, state, local and international income, franchise and other tax returns
Tax only valuation services, including transfer pricing and cost segregation studies

Total Maximum Tax Services	$

EXHIBIT 4

Pre-Approved All Other Services for Fiscal Year 200__

Dated: ________, 200__

Service	Maximum Annual Fee

Total Maximum All Other Services	$

MTS SYSTEMS CORPORATION

ANNUAL MEETING OF SHAREOWNERS

Tuesday, January 31, 2006
5:00 P.M.

14000 Technology Drive
Eden Prairie, Minnesota 55344

MTS SYSTEMS CORPORATION 14000 Technology Drive Eden Prairie, Minnesota 55344	Common Stock	proxy

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MTS SYSTEMS CORPORATION

The undersigned hereby appoints Sidney W. Emery, Jr. and John R. Houston (the “Named Proxies”), each with the power to appoint his substitute, and hereby authorizes them to represent and to vote all the shares of Common Stock of MTS Systems Corporation, held of record by the undersigned on December 2, 2005, at the ANNUAL MEETING OF SHAREOWNERS to be held on January 31, 2006, or any adjournments or postponements thereof.

See Reverse Side

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on January 30, 2006.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/mtsc/ — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on January 30, 2006.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to MTS Systems Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card
\/    Please detach here    \/

The Board of Directors Recommends a Vote FOR Items 1 and 2

1.	To elect seven directors:	Nominees:	01 Jean-Lou Chameau 02 Merlin E. Dewing 03 Sidney W. Emery, Jr. 04 Brendan C. Hegarty	05 Lois M. Martin 06 Barb J. Samardzich 07 Linda Hall Whitman	☐	Vote FOR all nominees listed (except as marked as contrary below)	☐	WITHHOLD authority for all

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) in the box provided.)

2.	To adopt and approve the MTS Systems Corporation 2006 Stock Incentive Plan; and	☐	For	☐	Against	☐	Abstain

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

THIS PROXY/VOTING INSTRUCTION WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2.

Address Change?   Mark Box   ☐   Indicate changes below:

Date________________________________________

Signature(s) in Box
Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.